Exhibit 5




                             December 1, 1999



Board of Directors
GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661

         Re:    GATX Corporation
                Registration Statement on Form S-8
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Ladies and Gentlemen:

         I have acted as counsel to GATX Corporation (the "Company") in connection with the adoption of the GATX Exchange Stock Option Program (the "Program") under the GATX Corporation 1995 Long Term Incentive Compensation
Plan (the "Plan"). I am familiar with the corporate proceedings relative to the adoption of the Program and the Plan and the proposed issuance of 500,000 options to purchase shares of common stock, par value $.625 per share, of the Company (the "Common Stock") pursuant to the Program and the Plan. I have examined such corporate and other records, instruments, certificates and documents as I considered necessary to enable me to express this opinion.

         Based on the foregoing, it is my opinion that the options to purchase shares of Common Stock issuable pursuant to the Plan have been duly authorized for issuance and, when issued pursuant to the Program, will be validly issued, fully paid, and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by the Company with respect to the options to purchase shares of Common Stock issuable pursuant to the Program and to the reference to me under the caption "Interests of Named Experts and Counsel" in such Registration Statement.


                             Very truly yours,


                             /s/ Ronald J. Ciancio
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                             Ronald J. Ciancio
                             Assistant General Counsel